EXHIBIT 99.2

VERI MEDTECH HOLDINGS, INC.

COMPENSATION COMMITTEE CHARTER

I. Purpose

The purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Veri Medtech Holdings, Inc. (the “Company”) is to oversee the discharge of the responsibilities of the Board relating to compensation of the Company’s Chief Executive Officer and other individuals who are “officers” as defined in Rule 16a-1(f) (the “Executive Officers”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and directors.

II. Composition

The Committee must consist of at least two directors, each of whom must satisfy the independence requirements of The NYSE American Market (“NYSE”), except as otherwise permitted by applicable NYSE rules, and meet all other applicable independence standards for members of compensation committees, unless otherwise determined by the Board. Committee members must be appointed and may be removed, with or without cause, by the Board. Unless a Chair of the Committee is designated by the Board, the Committee may designate a Chair of the Committee by majority vote of the full Committee membership.

III. Meetings, Procedures and Authority

The Committee has the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws that are applicable to the Committee.

The Committee may, in its sole discretion, retain or obtain advice from compensation consultants, legal counsel or other advisers (independent or otherwise), provided that, preceding any such retention or advice, the Committee must take into consideration the applicable factors under NYSE rules. The Committee will be directly responsible for the appointment, compensation and oversight of any adviser it retains. The Company must provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to any adviser retained by the Committee.

In addition to the duties and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities consistent with this Charter, the purposes of the Committee, the Company’s bylaws and applicable NYSE rules.

The Committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it deems appropriate, including the authority to request any officer, employee or adviser of the Company to meet with the Committee or any advisers engaged by the Committee.

IV. Duties and Responsibilities

1. Executive Officer Compensation. The Committee will review and approve any goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers, evaluate the Chief Executive Officer’s and other executive officers’ performance in light of these goals and objectives and make recommendations to the Board regarding the compensation of the Chief Executive Officer and other executive officers. The Chief Executive Officer may not be present during voting or deliberations on his or her compensation.

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2. Director Compensation. The Committee will review and make recommendations to the Board regarding director compensation.

3. Incentive and Equity Compensation. The Committee will review and approve or make recommendations to the Board regarding the Company’s incentive compensation and equity-based plans and arrangements (the “Plans”). The Committee has full authority to administer the Plans (except to the extent the terms of a Plan require administration by the full Board), and to make grants of cash-based and equity-based awards under the Plans.

4. Material Benefit Plans. To the extent necessary or appropriate, the Committee will establish, review, approve, interpret and amend any of the Company’s other employee benefit plans.

5. Compensation Policies and Agreements. The Committee will review and approve executive compensation agreements, policies and plans, including any employment, retention, severance, change-in-control, deferred compensation, "claw-back“ and stock ownership agreements, policies and plans.

6. Compensation Risk. The Committee shall review and assess potential risks arising from the Company’s employee compensation policies and practices and whether any such risks are reasonably likely to have a material adverse effect on the Company.

7. Human Capital. The Committee will periodically review and provide guidance to management and the Board with respect to the Company’s broader human capital strategies, programs and risks including but not limited to those regarding talent acquisition, talent development, career progression, culture, diversity and inclusion.

8. Compensation Discussion and Analysis. To the extent that the Company is required to include a “Compensation Discussion and Analysis” (“CD&A”) in the Company’s Annual Report on Form 10-K or annual proxy statement, the Committee will review and discuss with management the Company’s CD&A and will consider whether it will recommend to the Board that the Company’s CD&A be included in the appropriate filing.

9. Say on Pay Frequency. The Committee will review and recommend to the Board for approval the frequency with which the Company should conduct Say on Pay Votes, taking into account the results of the most recent stockholder advisory vote on frequency of Say on Pay Votes required by Section 14A of the Exchange Act, and review and approve the proposals regarding the Say on Pay Vote and the frequency of the Say on Pay Vote to be included in the Company's proxy statement.

10. Say on Pay Results. The Committee will review the results of the most recent stockholder advisory vote on executive compensation required by Section 14A of the Exchange Act or other compensation related stockholder or investor communications received by the Company and consider whether to recommend adjustments to the Company's executive compensation policies and practices as a result of such input.

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11. Compensation Committee Report. The Committee will prepare the annual Compensation Committee Report, to the extent it is required.

12. Reports to the Board of Directors. The Committee must report regularly to the Board regarding the activities of the Committee.

13. Committee Self-Evaluation. The Committee must periodically perform an evaluation of the performance of the Committee.

14. Review of this Charter. The Committee must periodically review and reassess this Charter and submit any recommended changes to the Board for its consideration; provided that, if the Company no longer qualifies as a “controlled company” under the NYSE rules, the Committee must annually review and reassess this Charter and submit any recommended changes to the Board for its consideration.

V. Delegation of Duties

In fulfilling its responsibilities, the Committee has the authority to delegate any or all of its responsibilities to a subcommittee of the Committee. To the extent permitted by applicable law and the applicable Plan, the Committee also may delegate to one or more executive officers of the Company the authority to grant, and make determinations and administer the Plan with respect to, equity-based awards under a Plan to employees and consultants of the Company who are not officers (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended) or directors of the Company.

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